UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of Earliest Event Reported): July 5, 2012

SAPIENT CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware

(State or Other Jurisdiction

of Incorporation)

0-28074	04-3130648
(Commission File Number)	(IRS Employer Identification No.)

131 Dartmouth Street, Boston, MA	02116
(Address of Principal Executive Offices)	(Zip Code)

(617) 621-0200

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Dr. Christian Oversohl, Senior Vice President of Sapient Corporation (the “Company”), is temporarily relocating to Singapore for two years in connection with his new role as the business lead for the Company’s SapientNitro Asia Pacific business unit (the “Assignment”). He will continue to lead the Company’s SapientNitro business in Germany and Switzerland. Prior to his new role, Dr. Oversohl served as the business lead for the Company’s SapientNitro European business unit.

Letter Agreement in Singapore

In connection with the Assignment, Sapient Consulting (Singapore) Private Limited, the Company’s wholly-owned subsidiary (“Sapient Singapore”), entered into a letter agreement with Dr. Oversohl on July 5, 2012, outlining the terms of his employment with Sapient Singapore and his relocation to Singapore (the “Letter Agreement”).

Pursuant to the Letter Agreement, Dr. Oversohl will receive an annual base salary of SGD 467,050 and will be eligible for an annual discretionary bonus with a target of SGD 371,245. The Letter Agreement also sets forth certain relocation benefits that will be provided to Dr. Oversohl, including, among others, the following: housing, furniture and miscellaneous relocation allowances; cost of living allowance; car allowance; reimbursement of certain relocation expenses; continued contribution to Dr. Oversohl’s German pension fund; partial contribution toward Dr. Oversohl’s German health insurance premium; bi-annual return trips to and from Germany for Dr. Oversohl and his immediate family; education assistance for Dr. Oversohl’s children; and tax assistance. Either party may terminate Dr. Oversohl’s employment by giving one month of prior written notice to the other party. Sapient Singapore also has the right to terminate Dr. Oversohl’s employment immediately under certain circumstances. The Letter Agreement also contains customary confidentiality and fair competition restrictions and is governed under the laws of Singapore.

Supplemental Agreement in Germany

Also in connection with the Assignment, Sapient GmbH, the Company’s wholly-owned subsidiary (“Sapient GmbH”), and Dr. Oversohl entered into a supplemental agreement on July 5, 2012 (the “Supplemental Agreement”) to supplement the terms of that certain Managing Director Agreement, dated August 27, 2010, between the parties (the “2010 Agreement”). The Supplemental Agreement is effective as of July 9, 2012 and provides that the mutual main duties resulting from the 2010 Agreement (e.g., Dr. Oversohl’s performance duty and Sapient GmbH’s duty of remuneration) will be dormant during the Assignment and further provides that the accessory duties set forth in the 2010 Agreement (e.g., Dr. Oversohl’s confidentiality obligations and non-compete restrictions) will remain in force during the Assignment.

The Supplemental Agreement, which is governed under the laws of Germany, also provides that Sapient GmbH will re-assign to Dr. Oversohl an employment position comparable to the position he held prior to the Assignment. Both the Supplemental Agreement and the Letter Agreement provide that, immediately upon the termination of Dr. Oversohl’s employment with Sapient Singapore, the 2010 Agreement will exclusively govern the terms of Dr. Oversohl’s employment with Sapient GmbH.

Grant of Restricted Stock Units

In connection with the Assignment, Dr. Oversohl received two equity awards granted on July 2, 2012, and July 8, 2012, respectively, both of which are subject to time-based vesting and will vest so long as Dr. Oversohl remains employed with the Company on the respective vest dates. The first award consists of 32,500 restricted stock units (“RSUs”), which will “cliff” vest in full on July 2, 2016. The second award consists of 32,500 RSUs, which will “cliff” vest in full on July 8, 2014.

The descriptions of the Letter Agreement and the Supplemental Agreement are summaries only and are qualified in their entirety by the full text of each agreement, which will be filed with the Company’s Form 10-Q for its third fiscal quarter, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 11, 2012	SAPIENT CORPORATION
(Registrant)

/s/ Joseph A. LaSala, Jr.
Joseph A. LaSala, Jr. Senior Vice President, General Counsel and Secretary